Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Dual Directional Market-Linked Notes Linked to SPX

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	S&P 500® Index (ticker: "SPX")
Pricing date:	April 25, 2023
Issue date:	April 28, 2023
Valuation date:	April 25, 2028
Maturity date:	April 28, 2028
Maximum upside return at maturity:	35.00% to 40.00%*
Maximum downside return at maturity:	12.50%
CUSIP / ISIN:	17331HU20 / US17331HU201
Initial underlying value:	The closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Payment at maturity:	$1,000 + the note return amount
Downside participation rate:	50%
Note return amount:	• If the final underlying value is **greater than** the initial underlying value: $1,000 × the absolute value of the underlying return , subject to the maximum upside return at maturity • If the final underlying value is **less than or equal** the initial underlying value: $1,000 × the absolute value of the underlying return × the downside participation rate, subject to the maximum downside return at maturity All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated April 3, 2023

* The actual maximum upside return at maturity will be determined on the pricing date.

** The hypotheticals assume that the maximum upside return at maturity will be set at the lowest value indicated in this offering summary.

Hypothetical Payment at Maturity**


$2,000
$1,750
$1,500
$1,350.00
$1,250
$1,125.00
$1,000
$750
$500
$250
$0
Payment at Maturity per $1,000 Stated Principal Amount
$1,125.00 Maximum Downside Payment at Maturity
$1,350.00 Maximum Upside Payment at Maturity
Downside Participation
$1,000.00 Stated Principal Amount
-25.00%
35.00%
-100.00%
-80.00%
-60.00%
-40.00%
-20.00%
0.00%
20.00%
40.00%
60.00%
80.00%
100.00%
Underlying Return

Hypothetical Underlying Return	Hypothetical Note Return	Hypothetical Payment at Maturity
100.00%	35.00%	$1,350.00
75.00%	35.00%	$1,350.00
50.00%	35.00%	$1,350.00
40.00%	35.00%	$1,350.00
35.00%	35.00%	$1,350.00
20.00%	20.00%	$1,200.00
10.00%	10.00%	$1,100.00
5.00%	5.00%	$1,050.00
0.00%	0.00%	$1,000.00
-10.00%	5.00%	$1,050.00
-20.00%	10.00%	$1,100.00
-25.00%	12.50%	$1,125.00
-40.00%	12.50%	$1,125.00
-50.00%	12.50%	$1,125.00
-100.00%	12.50%	$1,125.00

Selected Risk Considerations • You may not receive any return on your investment in the notes. If the index return is 0%, you will not receive any positive return on your investment. You will receive a positive return on your investment in the notes if the underlying appreciates from the initial underlying value to the final underlying value, subject to the maximum upside return at maturity. You will receive a positive return on your investment in the notes if the underlying depreciates from the initial underlying value to the final underlying value, subject to the maximum downside return at maturity. • The notes do not pay interest. • Your potential return on the notes is limited to the maximum upside return at maturity and the maximum downside return at maturity. • Investing in the notes is not equivalent to investing in the underlying or the stocks that constitute the underlying. You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • Sale of the notes prior to maturity may result in a loss of principal. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated val ue of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01 ) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.